EXHIBIT 21.1

SUBSIDIARIES

COMPANY	STATE OF INCORPORATION
Forest Green Corporation	New York
TRB No. 1 Corp.	New York
Blue Realty Corp.	Delaware
TRB 69th Street Corp.	New York
TRB Lawrence Realty Corp.	New York
TRB Yonkers Corp.	New York
TRB Hartford Corp.	Connecticut
TRB Realty Atlanta LLC	Georgia
TRB Charlotte Apartments LLC	North Carolina
BRT Joint Venture No. 1 LLC	Delaware
BRT Realty Trust Statutory Trust I	Delaware
BRT Realty Trust Statutory Trust II	Delaware
TRB Stuart LLC	Florida
TRB Plainfield LLC	New Jersey
TRB West 15th Street LLC	New York
TRB Fort Wayne LLC	Indiana
TRB Apopka LLC	Florida
TRB Miami Beach LLC	Florida